Exhibit 16.1

August 19, 2016

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Gas Natural Inc.

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Security and Exchange Commission on August 19, 2016 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone Bailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas